Exhibit 4.1

Execution Version

DISCOVER CARD EXECUTION NOTE TRUST

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Indenture Trustee

CLASS B(2009-2) TERMS DOCUMENT

Dated as of November 25, 2009

to

INDENTURE SUPPLEMENT

Dated as of July 26, 2007

for the DiscoverSeries Notes

to

INDENTURE

Dated as of July 26, 2007

Exhibit

Exhibit A	Form of Class B Note

THIS CLASS B(2009-2) TERMS DOCUMENT (this “Terms Document”), by and between DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of November 25, 2009.

Pursuant to this Terms Document, the Issuer shall create a new Tranche of Class B Notes of the DiscoverSeries and shall specify the principal terms thereof.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01. Definitions. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Indenture Supplement or the Indenture, either directly or by reference therein, have the meanings assigned to them therein;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation;

(4) all references in this Terms Document to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Terms Document; The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Terms Document as a whole and not to any particular Article, Section or other subdivision;

(5) in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement or the Indenture, the terms and provisions of this Terms Document shall be controlling, but solely with respect to the Class B(2009-2) Notes;

(6) each capitalized term defined herein shall relate only to the Class B(2009-2) Notes and no other Tranche of Notes issued by the Issuer;

(7) “including” and words of similar import will be deemed to be followed by “without limitation”; and

(8) for purposes of determining any amount or making any calculation hereunder, such amount or calculation, (x) if specified to be as of the first day of any Due Period, shall (a)

include any Notes issued during such Due Period as if such Notes had been outstanding on the first day of such Due Period and (b) give effect to any payments, deposits or other allocations made on the Distribution Date related to the prior Due Period, and (y) if specified to be as of the close of business on the last day of any Due Period shall give effect to any payments, deposits or other allocations made on the related Distribution Date.

“Accumulation Amount” means $33,333,333.34; provided, however, if the commencement of the Accumulation Period is delayed in accordance with Section 4.02 of the Indenture Supplement, the Accumulation Amount shall be determined in accordance with the definition of “Accumulation Amount” in the Indenture Supplement.

“Accumulation Commencement Date” means December 1, 2010, or such later date as the Calculation Agent on behalf of the Issuer determines in accordance with Section 4.02 of the Indenture Supplement.

“Accumulation Period” has the meaning set forth in the Indenture Supplement.

“Accumulation Period Length” means 12 months; provided, however, if the commencement of the Accumulation Period is delayed in accordance with Section 4.02 of the Indenture Supplement, the Accumulation Period Length shall be determined in accordance with the definition of “Accumulation Period Length” in the Indenture Supplement.

“Accumulation Reserve Funding Period” shall not apply if the Calculation Agent on behalf of the Issuer notifies the Indenture Trustee that it expects the Accumulation Period Length to be adjusted to one (1) month, and otherwise shall mean a period commencing on the first Distribution Date on which a condition in the right column of the following table was in effect on the immediately preceding Distribution Date, if the Distribution Date is a Distribution Date described in the corresponding left column of the following table, and ending on the Distribution Date immediately preceding the earlier to occur of:

(x) the Expected Maturity Date for the Class B(2009-2) Notes and

(y) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class B(2009-2) Notes is paid in full.

Distribution Date:	Condition:

(a) The Distribution Date occurring three (3) calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 4.02 of the Indenture Supplement) and any following Distribution Date	No condition.

(b) The Distribution Date occurring four (4) calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 4.02	The three-month rolling average Excess Spread Percentage is less than 4%.

of the Indenture Supplement) and any following Distribution Date

(c) The Distribution Date occurring six (6) calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 4.02 of the Indenture Supplement) and any following Distribution Date	The three-month rolling average Excess Spread Percentage is less than 3%.

(D) The Distribution Date occurring twelve (12) calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 4.02 of the Indenture Supplement) and any following Distribution Date	The three-month rolling average Excess Spread Percentage is less than 2%.

“Class B(2009-2) Accreted Discount” means, for any Distribution Date, the amount of principal accreted on the Class B(2009-2) Notes in accordance with Section 2.12 hereof through the Monthly Principal Accretion Period ending on such Distribution Date.

“Class B(2009-2) Adverse Event” means the occurrence of any of the following: (a) an Early Redemption Event with respect to the Class B(2009-2) Notes or (b) an Event of Default and acceleration of the Class B(2009-2) Notes; provided, however, that if the only such event to have occurred is an Excess Spread Early Redemption Event for which an Excess Spread Early Redemption Cure has occurred, a Class B(2009-2) Adverse Event shall not be treated as continuing from and after the date of such cure.

“Class B(2009-2) Note” means any Note, in the form set forth in Exhibit A hereto, designated therein as a Class B(2009-2) Note and duly executed and authenticated in accordance with the Indenture.

“Class B(2009-2) Noteholder” means a Person in whose name a Class B(2009-2) Note is registered in the Note Register.

“Class B(2009-2) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class B(2009-2) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article VI thereof.

“Class B Tranche Interest Allocation” notwithstanding anything to the contrary in the Indenture Supplement, for the Class B (2009-2) Notes shall be zero; provided that, if the Outstanding Dollar Principal Amount is not paid in full on or prior to the Expected Maturity Date, for any Distribution Date after the Expected Maturity Date, the Class B Tranche Interest

Allocation shall be the Class B Interest for the Class B(2009-2) Notes plus any Interest Allocation Shortfall from the prior Distribution Date. Following a Receivables Sale for the Class B (2009-2) Notes, the Class B Tranche Interest Allocation shall be zero.

“Discount Amount” means initially $32,393,600; provided that following any issuance of additional Class B(2009-2) Notes in accordance with Section 2.09, the Discount Amount shall mean the amount specified in the Notice of Additional Issuance.

“Encumbered Amount” means, for the Class B(2009-2) Notes, an amount equal to

(a) the Nominal Liquidation Amount of the Class B(2009-2) Notes, divided by

(b) the Nominal Liquidation Amount of all Tranches of Class B Notes in the DiscoverSeries, multiplied by

(c) the aggregate Required Subordinated Amount of Class B Notes for all Tranches of Class A Notes in the DiscoverSeries with a Required Subordinated Amount of Class B Notes greater than zero.

“Encumbered Required Subordinated Amount of Class C Notes” means, for the Class B(2009-2) Notes, an amount equal to the product of

(a) the Encumbered Amount for the Class B(2009-2) Notes, and

(b) the Required Subordinated Percentage of Class C Notes (Encumbered) for the Class B(2009-2) Notes.

“Encumbered Required Subordinated Amount of Class D Notes” means, for the Class B(2009-2) Notes, an amount equal to the product of

(a) the Encumbered Amount for the Class B(2009-2) Notes and

(b) the Required Subordinated Percentage of Class D Notes (Encumbered) for the Class B(2009-2) Notes.

“Excess Spread Percentage” for any Distribution Date means a fraction, the numerator of which is the Excess Spread Amount for such Distribution Date multiplied by 12 and the denominator of which is the sum of the Nominal Liquidation Amounts of all Tranches of DiscoverSeries Notes as of the first day of the related Due Period.

“Expected Maturity Date” means December 15, 2011.

“Indenture” means the Indenture dated as of July 26, 2007 between the Issuer and Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Indenture Supplement” means the Indenture Supplement dated as of July 26, 2007, as amended by the Omnibus Amendment dated as of July 2, 2009, for the DiscoverSeries Notes, by and between the Issuer and the Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Initial Dollar Principal Amount” means $367,606,400, or such higher amount as is specified in any Notice of Additional Issuance under Section 2.09.

“Interest Accrual Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date to but excluding such Interest Payment Date (or, in the case of the first Interest Payment Date occurring after the Expected Maturity Date, from and including the Expected Maturity Date to but excluding such Interest Payment Date).

“Interest Payment Date” means, if the Outstanding Dollar Principal Amount is not paid in full on or prior to the Expected Maturity Date, the fifteenth day of each month commencing in January 2012, or if such fifteenth day is not a Business Day, the next succeeding Business Day.

“Issuance Date” means November 25, 2009 with respect to all Class B(2009-2) Notes issued on the date hereof and, with respect to any additional Class B(2009-2) Notes issued pursuant to Section 2.09, any Issuance Date specified in the Notice of Additional Issuance delivered thereunder.

“Legal Maturity Date” means June 16, 2014.

“LIBOR” means, with respect to any LIBOR Determination Date, the rate for deposits in United States dollars with a duration comparable to the relevant Interest Accrual Period which appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such day. If such rate does not appear on Reuters Screen LIBOR01, the rate will be determined by the Indenture Trustee on the basis of the rates at which deposits in United States dollars are offered by major banks in the London interbank market, selected by the Indenture Trustee, at approximately 11:00 a.m., London time, on such day to prime banks in the London interbank market with a duration comparable to the relevant Interest Accrual Period commencing on that day. The Indenture Trustee will request the principal London office of at least four banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by four major banks in New York City, selected by the Trustee, at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks with a duration comparable to the relevant Interest Accrual Period commencing on that day. If LIBOR with respect to a LIBOR Determination Date is not determined pursuant to the foregoing, LIBOR with respect to such LIBOR Determination Date will be LIBOR with respect to the immediately prior LIBOR Determination Date.

“LIBOR Determination Date” means the second LIBOR Business Day immediately preceding the commencement of an Interest Accrual Period.

“LIBOR Business Day,” if applicable, shall mean a day other than a Saturday or a Sunday on which banking institutions in both the City of London, England and in New York, New York are not required or authorized by law to be closed.

“Nominal Liquidation Amount” means, notwithstanding anything to the contrary in the Indenture Supplement, with respect to the Class B(2009-2) Notes:

(a) on the Issuance Date thereof, $400,000,000;

(b) on any Distribution Date thereafter such amount as increased or decreased pursuant to Section 3.01 of the Indenture Supplement and Section 2.09 hereof;

(c) on any date, other than a Distribution Date, on which Prefunding Excess Amount are withdrawn from the applicable Principal Funding Subaccount pursuant to Section 4.04 of the Indenture Supplement, the Nominal Liquidation Amount as of the beginning of such date plus the Prefunding Excess Amount so withdrawn; and

(d) on and after the date of a Receivables Sale for the Class B(2009-2) Notes, zero.

“Note Interest Rate” means zero; provided that if the Outstanding Dollar Principal Amount is not paid in full on or prior to the Expected Maturity Date, the Note Interest Rate shall be LIBOR + 2.00% per annum, calculated on the basis of the actual number of days elapsed and a 360-day year.

“Notice of Additional Issuance” has the meaning set forth in Section 2.09.

“Outstanding Dollar Principal Amount” means, for the Class B(2009-2) Notes, notwithstanding anything to the contrary in the Indenture Supplement, (a) prior to an issuance of additional Class B(2009-2) Notes, the sum of (i) the Initial Dollar Principal Amount of such Notes and (ii) the Class B(2009-2) Accreted Discount as determined in accordance with Section 2.12 hereof, minus (i) the aggregate amount of principal paid with respect to the Class B(2009-2) Notes as of the relevant date of determination and (ii) any net losses of principal of funds on deposit in respect of principal in the Principal Funding Account or the related Principal Funding Subaccount, as applicable, for the Class B(2009-2) Notes and (b) following the issuance of additional Class B(2009-2) Notes, the sum of (i) the Outstanding Dollar Principal Amount of such Notes determined as of the date of such additional issuance and (ii) the Class B(2009-2) Accreted Discount accreted after the date of such additional issuance, as determined in accordance with Section 2.12 hereof, minus (i) the aggregate amount, as of the relevant date of determination, of principal paid with respect to the Class B(2009-2) Notes after the date of such additional issuance and (ii) any net losses, as of the relevant date of determination, of principal of funds on deposit in respect of principal in the Principal Funding Account or the related Principal Funding Subaccount, as applicable, for the Class B(2009-2) Notes after the date of such additional issuance. Notwithstanding the foregoing, if a Receivables Sale has occurred with respect to the Class B(2009-2) Notes, the Outstanding Dollar Principal Amount shall be zero.

“Required Daily Deposit Target Finance Charge Amount” means, for any day in a Due Period, an amount equal to the Class B Tranche Interest Allocation for the related Distribution Date; provided, however, that for purposes of determining the Required Daily Deposit Target Finance Charge Amount on any day on which the Class B Tranche Interest Allocation cannot be determined because the LIBOR Determination Date for the applicable Interest Accrual Period has not yet occurred, the Required Daily Deposit Target Finance Charge Amount shall be the

Class B Tranche Interest Allocation determined based on a pro forma calculation made on the assumption that LIBOR will be LIBOR for the applicable period determined on the first day of such calendar month, multiplied by 1.25.

“Required Daily Deposit Target Principal Amount” means, for any day in a Due Period, (i) if such Due Period is in the Accumulation Period for the Class B(2009-2) Notes, the Accumulation Amount, (ii) if such day is on or after the occurrence and during the continuance of a Class B(2009-2) Adverse Event, the lesser of (x) the Outstanding Dollar Principal Amount of the Class B(2009-2) Notes and (y) the Nominal Liquidation Amount of the Class B(2009-2) Notes, and (iii) in all other circumstances, zero.

“Required Subordinated Amount of Class C Notes” means, for the Class B(2009-2) Notes for any date of determination, an amount equal to the sum of

(a) the Unencumbered Required Subordinated Amount of Class C Notes for such Class B(2009-2) Notes and

(b) the Encumbered Required Subordinated Amount of Class C Notes for such Class B(2009-2) Notes;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class B(2009-2) Adverse Event, the Required Subordinated Amount of Class C Notes for the Class B(2009-2) Notes will be the greater of

(x) the amount determined above for such date of determination and

(y) the amount determined above for the date immediately prior to the date on which such Class B(2009-2) Adverse Event shall have occurred.

“Required Subordinated Amount of Class D Notes” means, for the Class B(2009-2) Notes for any date of determination, an amount equal to the sum of

(a) the Unencumbered Required Subordinated Amount of Class D Notes for such Class B(2009-2) Notes and

(b) the Encumbered Required Subordinated Amount of Class D Notes for such Class B(2009-2) Notes;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class B(2009-2) Adverse Event, the Required Subordinated Amount of Class D Notes for the Class B(2009-2) Notes will be the greater of

(x) the amount determined above for such date of determination and

(y) the amount determined above for the date immediately prior to the date on which the Class B(2009-2) Adverse Event shall have occurred.

“Required Subordinated Percentage of Class C Notes (Encumbered)” means, for the Class B(2009-2) Notes, 127.272727%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class C Notes (Unencumbered)” means, for the Class B(2009-2) Notes, 8.092486%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class D Notes (Encumbered)” means, for the Class B(2009-2) Notes, 118.181818%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class D Notes (Unencumbered)” means for the Class B(2009-2) Notes, 7.514451%, subject to adjustment in accordance with Section 2.02.

“Reuters Screen LIBOR01” means the display page currently so designated on the Reuters Screen (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Stated Principal Amount” means $400,000,000 or such higher amount as is specified in any Notice of Additional Issuance under Section 2.09.

“Targeted Accumulation Reserve Subaccount Deposit” means, with respect to any Distribution Date during the Accumulation Reserve Funding Period, an amount equal to (i) 0.5% of the Outstanding Dollar Principal Amount of the Class B(2009-2) Notes as of the close of business on the last day of the related Due Period or (ii) any other amount designated by the Calculation Agent on behalf of the Issuer.

“Targeted Principal Deposit” means, for the Class B(2009-2) Notes, notwithstanding anything to the contrary in the Indenture Supplement,

(a) During the Accumulation Period, beginning with the Accumulation Commencement Date for the Class B(2009-2) Notes, (x) (i) the Accumulation Amount for the Class B(2009-2) Notes, plus (ii) any Accumulation Amount that was scheduled to be deposited on any previous Distribution Date in the Accumulation Period that was not so deposited, minus (y) the amount on deposit in the Principal Funding Subaccount for the Class B(2009-2) Notes that was applied to the amount in clause (x) in accordance with Section 4.04(a),

(b) If the Class B(2009-2) Notes have been accelerated after the occurrence of an Event of Default, or if an Early Redemption Event with respect to the Class B(2009-2) Notes has occurred (other than an Excess Spread Early Redemption Event for which an Excess Spread Early Redemption Cure has occurred), with respect to each Distribution Date following the Due Period in which such Event of Default or Early Redemption Event has occurred, the lesser of (x) the Outstanding Dollar Principal Amount of such Tranche and (y) the Nominal Liquidation Amount of such Tranche, in each case as of the last day of the preceding Due Period, and

(c) If a Receivables Sale has occurred for the Class B(2009-2) Notes, zero.

“Unencumbered Amount” means, for the Class B(2009-2) Notes, an amount equal to the Nominal Liquidation Amount of the Class B(2009-2) Notes minus the Encumbered Amount for the Class B(2009-2) Notes.

“Unencumbered Required Subordinated Amount of Class C Notes” means, for the Class B(2009-2) Notes, an amount equal to the product of

(a) the Unencumbered Amount for the Class B(2009-2) Notes and

(b) the Required Subordinated Percentage of Class C Notes (Unencumbered) for the Class B(2009-2) Notes.

“Unencumbered Required Subordinated Amount of Class D Notes” means, for the Class B(2009-2) Notes, an amount equal to the product of

(a) the Unencumbered Amount for the Class B(2009-2) Notes and

(b) the Required Subordinated Percentage of Class D Notes (Unencumbered) for the Class B(2009-2) Notes.

Section 1.02. Representations and Warranties of Issuer. The Issuer represents and warrants that:

(a) the Issuer has been duly formed and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Terms Document and to perform the terms and provisions hereof;

(b) the execution, delivery and performance of this Terms Document by the Issuer have been duly authorized by all necessary corporate and statutory trust proceedings of any Beneficiary and the Owner Trustee, do not require any approval or consent of any governmental agency or authority, and do not and will not conflict with any material provision of the Certificate of Trust or the Trust Agreement of the Issuer;

(c) this Terms Document is the valid, binding and enforceable obligations of the Issuer, except as the same may be limited by receivership, insolvency, reorganization, moratorium or other laws relating to the enforcement of creditors’ rights generally or by general equity principles;

(d) to the best of the Issuer’s knowledge, this Terms Document will not conflict with any law or governmental regulation or court decree applicable to it;

(e) the Issuer is not required to be registered under the Investment Company Act;

(f) all information heretofore furnished by the Issuer in writing to the Indenture Trustee for purposes of or in connection with this Terms Document or any transaction contemplated hereby is, and all such information hereafter furnished by the Issuer in writing to the Indenture Trustee will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified; and

(g) to the best knowledge of the Issuer, there are no proceedings or investigations pending against the Issuer before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over the Issuer (A) asserting the invalidity of this Terms Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Terms Document or (C) seeking any determination or ruling which in the Issuer’s judgment would materially and adversely affect the performance by the Issuer of its obligations under this Terms Document or the validity or enforceability of this Terms Document.

Section 1.03. Representations and Warranties of Indenture Trustee. The Indenture Trustee represents and warrants and any successor trustee shall represent and warrant that:

(a) The Indenture Trustee is organized, existing and in good standing under the laws of the United States of America;

(b) The Indenture Trustee has full power, authority and right to execute, deliver and perform this Indenture, and has taken all necessary action to authorize the execution, delivery and performance by it of this Terms Document; and

(c) This Terms Document has been duly executed and delivered by the Indenture Trustee.

Section 1.04. Limitations on Liability.

(a) It is expressly understood and agreed by the parties hereto that (i) this Terms Document is executed and delivered by the Owner Trustee not individually or personally but solely as Owner Trustee under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking or agreement by the Owner Trustee but is made and intended for the purpose of binding only the Issuer, (iii) nothing herein contained will be construed as creating any liability on the Owner Trustee individually or personally, to perform any covenant of the Issuer either expressed or implied herein, all such liability, if any, being expressly waived by the parties to this Terms Document and by any Person claiming by, through or under them and (iv) under no circumstances will the Owner Trustee be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Terms Document or any related documents.

(b) None of the Indenture Trustee, the Owner Trustee, the Calculation Agent, any Beneficiary, the Depositor, any Master Servicer or any Servicer or any of their respective officers, directors, employees, incorporators or agents will have any liability with respect to this Terms Document, and recourse may be had solely to the Collateral pledged to secure the Class B(2009-2) Notes under the Indenture, the Indenture Supplement and this Terms Document.

Section 1.05. Governing Law. THIS TERMS DOCUMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW,

WITHOUT REFERENCE TO ANY CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

Section 1.06. Counterparts. This Terms Document may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.07. Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as supplemented by the Indenture Supplement and this Terms Document shall be read, taken and construed as one and the same instrument.

ARTICLE II

The Class B(2009-2) Notes

Section 2.01. Creation and Designation. There is hereby created a Tranche of Class B Notes to be issued pursuant to the Indenture and the Indenture Supplement to be known as the “DiscoverSeries Class B(2009-2) Notes.”

Section 2.02. Adjustments to Required Subordinated Percentages and Amount.

(a) On any date, the Issuer may, at the direction of the Beneficiary, change the Required Subordinated Percentage of Class C Notes (Encumbered), the Required Subordinated Percentage of Class C Notes (Unencumbered), the Required Subordinated Percentage of Class D Notes (Encumbered), and the Required Subordinated Percentage of Class D Notes (Unencumbered), in each case for the Class B(2009-2) Notes, without the consent of any Noteholders; provided that the Issuer has received written confirmation from each applicable Note Rating Agency that the change in such percentage will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes.

(b) On any date, the Issuer may, at the direction of the Beneficiary, replace all or a portion of the Required Subordinated Amount of Class C Notes or the Required Subordinated Amount of Class D Notes, in each case for the Class B(2009-2) Notes with a different form of credit enhancement (including, without limitation, a cash collateral account, a letter of credit, a reserve account, a surety bond, an insurance policy or a collateral interest, or any combination thereof) and may add such definitions and other terms and make such additional amendments to this Terms Document as shall be necessary for such replacement without the consent of any Noteholders, provided that the Issuer has received written confirmation from each applicable Note Rating Agency that such replacement and such other amendments will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes.

Section 2.03. Interest Payment. For each Interest Payment Date, the amount of interest due with respect to the Class B(2009-2) Notes shall be an amount equal to

(i)	(A) a fraction, the numerator of which is the actual number of days in the related Interest Accrual Period and the denominator of which is 360, times

(B) the Note Interest Rate in effect with respect to such related Interest Accrual Period, times

(ii)	the Outstanding Dollar Principal Amount of the Class B(2009-2) Notes determined as of the first date of such related Interest Accrual Period, plus any Class B Tranche Interest Allocation Shortfall for such Class B(2009-2) Notes for the immediately preceding Distribution Date, together with interest thereon at the Note Interest Rate in effect with respect to such related Interest Accrual Period, calculated on the basis of the actual number of days in the related Interest Accrual Period and a 360-day year.

Section 2.04. Notification of LIBOR. On each LIBOR Determination Date, the Indenture Trustee shall send to the Issuer, the Beneficiary, each applicable Master Servicer and any stock exchange on which the Class B(2009-2) Notes are then listed (if the rules of such exchange so require), by facsimile transmission or electronic transmission, notification of LIBOR for the following Interest Accrual Period.

Section 2.05. Payments of Interest and Principal.

(a) The Issuer will cause interest to be paid on each Interest Payment Date and principal to be paid on the Expected Maturity Date; provided, however, that it shall not be an Event of Default if principal is not paid in full on such Expected Maturity Date unless funds for such payment have been allocated in accordance with Section 3.01 of the Indenture Supplement; and provided, further, that if a Class B(2009-2) Adverse Event has occurred and is continuing, principal will instead be payable in monthly installments on each Principal Payment Date for the Class B(2009-2) Notes in accordance with Sections 3.01 and 3.05 of the Indenture Supplement. All payments of interest and principal on the Class B(2009-2) Notes shall be made as set forth in Section 1101 of the Indenture.

(b) The right of the Class B(2009-2) Noteholders to receive payments from the Issuer will terminate on the Class B(2009-2) Termination Date.

(c) All payments of principal, interest or other amounts to the Class B(2009-2) Noteholders will be made pro rata based on the Stated Principal Amount of their Class B(2009-2) Notes.

Section 2.06. Form of Delivery of Class B(2009-2) Notes; Denominations.

(a) The Class B(2009-2) Notes shall be delivered in the form of a definitive Registered Note as provided in Section 201 of the Indenture. The form of the Class B(2009-2) Notes is attached hereto as Exhibit A.

(b) The Class B(2009-2) Notes shall, until such time as the laws of any jurisdiction in which they are offered or sold no longer restrict the transfer or sale thereof, bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF DISCOVER CARD EXECUTION NOTE TRUST AND DISCOVER BANK THAT (A) THIS NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR, IN THE CASE OF THE INITIAL HOLDER HEREOF ONLY, ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT, (2) TO DISCOVER CARD EXECUTION NOTE TRUST, DISCOVER BANK OR THEIR AFFILIATES OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IF APPLICABLE, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER FROM IT OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

No Class B(2009-2) Notes shall be transferred except in accordance with the transfer restrictions described in the legend set forth above.

(c) The Class B(2009-2) Notes will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess of that amount.

Section 2.07. Delivery and Payment for the Class B(2009-2) Notes. The Issuer shall execute and deliver the Class B(2009-2) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class B(2009-2) Notes when authenticated, each in accordance with Sections 203 and 303 of the Indenture.

Section 2.08. Targeted Deposits to the Accumulation Reserve Account. The deposit targeted to be made to the Accumulation Reserve Subaccount for the Class B(2009-2) Notes for any Due Period during the Accumulation Reserve Funding Period will be an amount equal to the Targeted Accumulation Reserve Subaccount Deposit minus any amount on deposit in the Accumulation Reserve Subaccount for the Class B(2009-2) Notes.

Section 2.09. Additional Issuances of Notes. Subject to clauses (ii), (iii), (iv) and (v) of Sections 2.02 and Section 2.03 of the Indenture Supplement, the Issuer may issue additional Class B(2009-2) Notes, so long as the following conditions precedent are satisfied:

(a) the Issuer shall have given the Indenture Trustee written notice of such issuance of additional Class B(2009-2) Notes (the “Notice of Additional Issuance”) at least one (1) Business Day in advance of the Issuance Date thereof, which notice shall include:

(i)	the Issuance Date of such additional Class B(2009-2) Notes;

(ii)	the amount of such additional Class B(2009-2) Notes being offered, the purchase price for such additional Class B(2009-2) Notes and the resulting Initial Dollar Principal Amount, Stated Principal Amount and Nominal Liquidation Amount of Class B(2009-2) Notes;

(iii)	the Outstanding Dollar Principal Amount of the Class B(2009-2) Notes after giving effect to the issuance of the additional Class B(2009-2) Notes and all prior accretions of principal as determined in accordance with Section 2.12;

(iv)	the Discount Amount after giving effect to such additional Class B(2009-2) Notes; and

(v)	any other terms that the Issuer set forth in such notice of issuance of additional Class B(2009-2) Notes to clarify the rights of Holders of such additional Class B(2009-2) Notes or the effect of such issuance of additional Class B(2009-2) Notes on any calculations to be made with respect to the Class B(2009-2) Notes, Class B, or the Issuer.

All such terms shall be incorporated into and form a part of this Terms Document on and after the effective date of such Class B(2009-2) Notes; and

(b) no Class B(2009-2) Adverse Event has occurred and is continuing.

The Issuer shall not have to satisfy the conditions set forth in Section 310 of the Indenture in connection with an issuance of additional Class B(2009-2) Notes so long as such conditions were satisfied or waived in connection with the initial issuance of Class B(2009-2) Notes.

Section 2.10. Designation of Additional Amounts to be included in the Excess Spread Amount for the DiscoverSeries Notes. At any time that any outstanding Series of certificates issued by the Master Trust provides that the Series Principal Collections allocated to such Series will be deposited into the Group Finance Charge Collections Reallocation Account for the Master Trust to the extent necessary for application to cover shortfalls for other Series issued by the Master Trust, an amount equal to (x) all Series Principal Collections allocated to such Series, multiplied by (y) a fraction, the numerator of which is the sum of the Nominal Liquidation Amounts for each outstanding Tranche of the DiscoverSeries Notes (including the Class B(2009-2) Notes and the denominator of which the Aggregate Investor Interest for the Master Trust, is hereby designated to be included in the Excess Spread Amount and shall be treated as Series Finance Charge Amounts for the DiscoverSeries.

Section 2.11. No Payments from Interest Funding Subaccount for accretion of principal of the Class B(2009-2) Notes. Section 3.04(4) of the Indenture Supplement shall not apply to the Class B(2009-2) Notes.

Section 2.12. Calculation of Class B(2009-2) Accreted Discount. The amount of Class B(2009-2) Accreted Discount as of the end of any Due Period shall be determined on a straight-line basis and shall be equal to the product of (x) a fraction the numerator of which shall be the number of Due Periods elapsed since the Note Issuance Date (or if additional Class B(2009-2) Notes have been issued under Section 2.09, since the Issuance Date of such additional Notes) and the denominator of which shall be the number of Due Periods from the Note Issuance Date (or the Issuance Date of such additional Notes) to and including the Due Period related to the Expected Maturity Date and (y) the Discount Amount.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

DISCOVER CARD EXECUTION NOTE TRUST, as Issuer

By:	Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Jennifer A Luce
	Name:	Jennifer A Luce
	Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Patricia M. Child
	Name:	Patricia M. Child
	Title:	Vice President

[SIGNATURE PAGE TO CLASS B(2009-2) TERMS DOCUMENT]

Exhibit A

Form of Class B Note

See attached

DISCOVERSERIES CLASS B(2009-2) NOTE

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF DISCOVER CARD EXECUTION NOTE TRUST AND DISCOVER BANK THAT (A) THIS NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR, IN THE CASE OF THE INITIAL HOLDER HEREOF ONLY, ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT, (2) TO DISCOVER CARD EXECUTION NOTE TRUST, DISCOVER BANK OR THEIR AFFILIATES, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IF APPLICABLE, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER FROM IT OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT AT ANY TIME INSTITUTE AGAINST THE ISSUER, ANY MASTER TRUST OR ANY SPECIAL PURPOSE ENTITY THAT ACTS AS A DEPOSITOR WITH RESPECT TO ANY MASTER TRUST OR THE ISSUER, OR JOIN IN ANY INSTITUTION AGAINST THE ISSUER, ANY MASTER TRUST OR ANY SPECIAL PURPOSE ENTITY THAT ACTS AS A DEPOSITOR WITH RESPECT TO ANY MASTER TRUST OR THE ISSUER, ANY RECEIVERSHIP, INSOLVENCY, BANKRUPTCY OR SIMILAR PROCEEDINGS, OR OTHER PROCEEDINGS UNDER ANY UNITED STATES FEDERAL OR STATE BANKRUPTCY OR SIMILAR LAW IN CONNECTION WITH ANY OBLIGATIONS RELATING TO THE NOTES, THE INDENTURE, ANY DERIVATIVE AGREEMENT, ANY SUPPLEMENTAL CREDIT ENHANCEMENT AGREEMENT AND ANY SUPPLEMENTAL LIQUIDITY AGREEMENT.

THE HOLDER OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE, AND EACH HOLDER OF A BENEFICIAL INTEREST IN THIS NOTE, BY THE ACQUISITION OF A BENEFICIAL INTEREST THEREIN, AGREE TO TREAT THE NOTES AS INDEBTEDNESS FOR APPLICABLE FEDERAL, STATE, AND LOCAL INCOME AND FRANCHISE TAX LAW AND FOR PURPOSES OF ANY OTHER TAX IMPOSED ON OR MEASURED BY INCOME.

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST TO DISCOVER BANK, 12 READ’S WAY, NEW CASTLE, DELAWARE, 19720, ATTENTION: TREASURER, DISCOVER BANK WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST TO THE HOLDER OF THIS CLASS B NOTE ARE SUBORDINATE TO THE PAYMENT ON EACH DISTRIBUTION DATE OF PRINCIPAL OF AND INTEREST ON THE CLASS A NOTES OF THE DISCOVERSERIES AND THE PAYMENT OF CERTAIN OTHER AMOUNTS, TO THE EXTENT AND AS DESCRIBED IN THE INDENTURE AND INDENTURE SUPPLEMENT REFERRED TO HEREIN.

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REGISTERED	$400,000,000*
No. 1

DISCOVER CARD EXECUTION NOTE TRUST

Floating Rate

DISCOVERSERIES CLASS B(2009-2) NOTE

DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware (herein referred to as the “Issuer” or the “Note Issuance Trust”), for value received, hereby promises to pay to DISCOVER PRODUCTS INC., or registered assigns, subject to the following provisions, a principal sum of $400,000,000 (four hundred million dollars) payable on the December 15, 2011 Payment Date (the “Expected Maturity Date”), except as otherwise provided below or in the Indenture or the Indenture Supplement (as defined on the reverse hereof); provided, however, that the entire unpaid principal amount of this Note shall be due and payable on the June 16, 2014 Payment Date (the “Legal Maturity Date”). If the Outstanding Dollar Principal Amount is not paid in full on or prior to the Expected Maturity Date, interest will accrue on this Note at the rate of one-month LIBOR + 2.00% per annum, as more specifically set forth in the Class B(2009-2) Terms Document dated as of November 25, 2009 (the “Terms Document”), between the Issuer and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”, which term includes any successor Indenture Trustee under the Indenture), and shall be due and payable on each Interest Payment Date from and including the previous Interest Payment Date to but excluding such Interest Payment Date (or, in the case of the first Interest Payment Date for the Class B(2009-2) Notes occurring after the Expected Maturity Date, from and including the Expected Maturity Date to but excluding such Interest Payment Date). Interest will be computed on the basis of the actual number of days elapsed and a 360-day year. Such principal of and interest on this Note shall be paid in the manner specified on the reverse hereof.

The principal may be payable monthly, and may be payable earlier or later than the Expected Maturity Date, following an Event of Default or while an Early Redemption Event has occurred and is continuing. The interest is payable monthly on each Interest Payment Date if the Outstanding Dollar Principal Amount is not paid in full on or prior to the Expected Maturity Date. No principal or interest will be distributed on the Note following the distribution of proceeds of a Receivables Sale.

Series Principal Amounts allocated to these Class B(2009-2) Notes will be applied first to pay shortfalls in interest on Class A Notes, then to pay any shortfalls in Series Servicing Fees allocable to the DiscoverSeries, and then to make Targeted Principal Deposits to the Principal Funding Subaccounts for Class A Notes, including Targeted Prefunding Deposits, before being applied to make Targeted Principal Deposits to the Principal Funding Subaccounts of Subordinate Notes, including these Class B(2009-2) Notes. Principal will not be paid on these Class B(2009-2) Notes prior to their Legal Maturity Date unless the Class A Usage of Class B Notes is zero for each Tranche of Class A Notes of the DiscoverSeries and the required level of subordination for the Class A Notes of the DiscoverSeries is available after giving effect to such payment.

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The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

The Initial Dollar Principal Amount of this Note is $367,606,400.

The Stated Principal Amount of this Note is $400,000,000.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee whose name appears below by manual signature, this Note shall not be entitled to any benefit under the Indenture, Indenture Supplement or the Terms Document referred to on the reverse hereof, or be valid or obligatory for any purpose.

*	Denominations of $100,000 and in integral multiples of $1,000 in excess thereof.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by its Authorized Officer.

DISCOVER CARD EXECUTION NOTE TRUST, as Issuer

By:	WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Owner Trustee

By:
Name:
Title:

	Date:	November 25, 2009

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INDENTURE TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within-mentioned Indenture.

US BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Indenture Trustee

By:
Name:
Title:

	Date:	November 25, 2009

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REVERSE OF NOTE

This Note is one of the Notes of a duly authorized issue of Notes of the Issuer, designated as its Class B(2009-2) DiscoverSeries Notes (herein called the “Class B(2009-2) Notes”), all issued under an Indenture dated as of July 26, 2007 (such Indenture, as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, is herein called the “Indenture”), as supplemented by an Indenture Supplement dated as of July 26, 2007, as amended by the Omnibus Amendment thereto, dated as of July 2, 2009 (such Indenture Supplement, as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, is herein called the “Indenture Supplement”), between the Issuer and Indenture Trustee, to which Indenture and Indenture Supplement reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Indenture Trustee and the Holders of the Notes. The Class B(2009-2) Notes are subject to all terms of the Indenture, the Indenture Supplement and the Terms Document. All terms used in this Class B(2009-2) Note that are defined in the Indenture, the Indenture Supplement and the Terms Document shall have the meanings assigned to them in or pursuant to the Indenture, the Indenture Supplement and the Terms Document.

The Class A Notes, the Class C Notes and the Class D Notes of the DiscoverSeries and other tranches of Class B Notes of the DiscoverSeries will also be issued under the Indenture and the Indenture Supplement.

The Class B(2009-2) Notes are and will be equally and ratably secured by the collateral pledged as security therefor as provided in the Indenture and the Indenture Supplement.

The Class B(2009-2) Notes are subordinated in right of payment of principal and interest to the Class A Notes and provide loss protection to the Class A Notes of the DiscoverSeries, to the extent set forth in the Indenture Supplement. Principal Amounts allocable to the Class B(2009-2) Notes may be applied to pay the Class A Interest Allocation or the Series Servicing Fees of the DiscoverSeries, to the extent set forth in the Indenture Supplement.

The Stated Principal Amount of the Class B(2009-2) Notes will be payable on the Expected Maturity Date in an amount described on the face hereof.

As described above, the entire unpaid Stated Principal Amount of this Class B(2009-2) Note shall be due and payable on the Legal Maturity Date. Notwithstanding the foregoing, the entire unpaid Outstanding Dollar Principal Amount of the Class B(2009-2) Notes shall be due and payable on the date on which an Event of Default relating to the Class B(2009-2) Notes shall have occurred and be continuing and, except in the event of an insolvency related default, the Indenture Trustee or the Majority Holders of the applicable Series, Class or Tranche of Outstanding Dollar Principal Amount of the Outstanding Notes have declared the Class B(2009-2) Notes to be immediately due and payable in the manner provided in Section 702 of the Indenture; provided, however, that such acceleration of the entire unpaid Outstanding Dollar Principal Amount of the Notes may be rescinded by the Majority Holders of such applicable Series, Class or Tranche of Notes.

On any day occurring on or after the date on which the aggregate Nominal Liquidation Amount of any Tranche of Notes is reduced to less than 5% of its highest Outstanding Dollar Principal Amount, the Depositor or any Affiliate thereof has the right, but not the obligation, to

7

redeem such Tranche of Notes in whole but not in part, pursuant to Section 1202 of the Indenture. The redemption price will be an amount equal to the Outstanding Dollar Principal Amount of such Tranche, plus accrued, unpaid and additional interest, if any, or principal accreted and unpaid on such Tranche to but excluding the date of redemption.

Subject to the terms and conditions of the Indenture, the Beneficiary, on behalf of the Note Issuance Trust, may from time to time issue, or direct the Owner Trustee, on behalf of the Note Issuance Trust, to issue, one or more Series, Classes or Tranches of Notes.

On each Payment Date, the Paying Agent shall distribute to each Holder of Class B(2009-2) Notes of record on the related Record Date (except for the final distribution with respect to these Class B(2009-2) Notes) the pro rata share for such Holder of Class B(2009-2) Notes of the amounts held by the Paying Agent that are allocated and available on such Payment Date to pay interest (only if the Outstanding Dollar Principal Amount is not paid in full on or prior to the Expected Maturity Date) and principal on the Class B Notes.

Payments of interest on this Class B(2009-2) Note due and payable on each Payment Date, together with any installment of principal, if any, to the extent not in full payment of this Class B(2009-2) Note, shall be made by check mailed to the Person whose name appears as the Registered Holder of this Class B(2009-2) Note on the Note Register as of the close of business on each Record Date, except that with respect to Class B(2009-2) Notes registered on the Record Date in the name of the nominee of a clearing agency, payments will be made by wire transfer in immediately available funds to the account designated by such nominee. Such checks shall be mailed to the Person entitled thereto at the address of such Person as it appears on the Note Register as of the applicable Record Date without requiring that this Class B(2009-2) Note be submitted for notation of payment. Any reduction in the principal amount of this Class B(2009-2) Note (or any one or more Predecessor Notes) effected by any payments made on any Payment Date shall be binding upon all future Holders of this Class B(2009-2) Note and of any Class B(2009-2) Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. If funds are expected to be available, as provided in the Indenture, for payment in full of the then remaining unpaid principal amount of this Class B(2009-2) Note on a Payment Date, then the Indenture Trustee, in the name of and on behalf of the Issuer, will notify the Person who was the Registered Holder hereof as of the Record Date preceding such Payment Date by notice mailed within five days of such Payment Date and the amount then due and payable shall be payable only upon presentation and surrender of this Class B(2009-2) Note at the Indenture Trustee’s principal Corporate Trust Office or at the office of the Indenture Trustee’s agent appointed for such purposes located in the City of New York. On any payment of interest or principal being made, details of such payment shall be entered by the Indenture Trustee on behalf of the Issuer in Schedule A hereto.

As provided in the Indenture and subject to certain limitations set forth therein and as set forth in the first legend on the face hereof, the transfer of this Class B(2009-2) Note may be registered on the Note Register upon surrender of this Class B(2009-2) Note for registration of transfer at the office or agency designated by the Issuer pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Indenture Trustee duly executed by, the Holder hereof or his attorney duly authorized in writing, with such signature guaranteed by a commercial bank or trust company located, or having a correspondent located, in the City of New York or the city in which the Corporate Trust Office is located, or a

8

member firm of a national securities exchange, and such other documents as the Indenture Trustee may require, and thereupon one or more new Class B(2009-2) Notes of authorized denominations and in the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be charged for any registration of transfer or exchange of this Class B(2009-2) Note, but the transferor may be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange.

To the fullest extent permitted by applicable law, each Noteholder or Note Owner, by acceptance of a Class B(2009-2) Note or, in the case of a Note Owner, a beneficial interest in a Class B(2009-2) Note, covenants and agrees that by accepting the benefits of the Indenture that it will not at any time institute against the Issuer, any Master Trust or any special purpose entity that acts as a depositor with respect to any Master Trust or the Issuer, or join in any institution against the Issuer, any Master Trust or any special purpose entity that acts as a depositor with respect to any Master Trust or the Issuer of, any receivership, insolvency, bankruptcy or other similar proceedings, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to the Notes, the Indenture, any Derivative Agreement, any Supplemental Credit Enhancement Agreement and any Supplemental Liquidity Agreement.

Prior to the due presentment for registration of transfer of this Class B(2009-2) Note, the Issuer, the Indenture Trustee and any agent of the Issuer or the Indenture Trustee may treat the Person in whose name this Class B(2009-2) Note (as of the day of determination or as of such other date as may be specified in the Indenture) is registered as the owner hereof for all purposes, whether or not this Class B(2009-2) Note be overdue, and neither the Issuer, the Indenture Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer with the consent of the Holders of Notes representing not less than 66 2/3% of the Outstanding Dollar Principal Amount of each adversely affected Series, Class or Tranche of Notes. The Indenture also contains provisions permitting the Holders of Notes representing specified percentages of the Outstanding Dollar Principal Amount of the Notes, on behalf of the Holders of all the Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Class B(2009-2) Note shall be conclusive and binding upon such Holder and upon all future Holders of this Class B(2009-2) Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Class B(2009-2) Note. The Indenture also permits the Indenture Trustee to amend or waive certain terms and conditions set forth in the Indenture without the consent of Holders of the Notes issued thereunder.

The term “Issuer” as used in this Class B(2009-2) Note includes any successor to the Issuer under the Indenture.

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The Issuer is permitted by the Indenture, under certain circumstances, to merge or consolidate, subject to the rights of the Indenture Trustee and the Holders of Notes under the Indenture.

The Class B(2009-2) Notes are issuable only in registered form in denominations as provided in the Indenture, subject to certain limitations therein set forth.

THIS CLASS B(2009-2) NOTE AND THE INDENTURE WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ANY CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

No reference herein to the Indenture and no provision of this Class B(2009-2) Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Class B(2009-2) Note at the times, place, and rate, and in the coin or currency herein prescribed.

No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer on the Notes or under the Indenture or any certificate or other writing delivered in connection therewith, against (i) the Owner Trustee in its individual capacity, (ii) any owner of a beneficial interest in the Issuer or (iii) any partner, owner, beneficiary, agent, officer, director or employee of the Owner Trustee in its individual capacity, any holder of a beneficial interest in the Issuer or any successor or assign of the Owner Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Owner Trustee has no such obligations in its individual capacity). The Holder of this Class B(2009-2) Note by the acceptance hereof agrees that, except as expressly provided in the Indenture and the Indenture Supplement in the case of an Event of Default under the Indenture, the Holder shall have no claim against any of the foregoing for any deficiency, loss or claim therefrom; provided, however, that nothing contained herein shall be taken to prevent recourse to, and enforcement against, the assets of the Issuer for any and all liabilities, obligations and undertakings contained in the Indenture or in this Class B(2009-2) Note.

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ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee

________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:		*
Signature Guaranteed:

*	NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular, without alteration, enlargement or any change whatsoever.

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SCHEDULE A

PART I

INTEREST PAYMENTS

Interest Payment Date	Date of Payment	Total Amount of Interest Payable	Amount of Interest Paid	Confirmation of payment by or on behalf of the Note Issuance Trust
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
15.
16.
17.
18.
19.
20.
21.
22.
23.
24.

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PART II

PRINCIPAL PAYMENTS

Principal Payment Date	Date of Payment	Total Amount of Principal Payable	Total Amount Paid	Confirmation of payment by or on behalf of the Note Issuance Trust
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.

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